Exhibit 3.20
PROSPECT CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY
Prospect Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) as follows:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article V of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board, by resolutions duly adopted, (a) reclassified and designated 20,000,000 authorized but unissued shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series AA1”, par value $0.001 per share, of the Corporation, as additional shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), (b) reclassified and designated 20,000,000 authorized but unissued shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series MM1”, par value $0.001 per share, of the Corporation, as additional shares of Common Stock, (c) reclassified and designated 20,000,000 authorized but unissued shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series AA2”, par value $0.001 per share, of the Corporation, as additional shares of Common Stock, and (d) reclassified and designated 20,000,000 authorized but unissued shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series MM2”, par value $0.001 per share, of the Corporation, as additional shares of Common Stock.
SECOND: The foregoing shares of Common Stock have been reclassified and designated by the Board under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Chief Financial Officer, Chief Compliance Officer and Secretary on this 6th day of May, 2026.
PROSPECT CAPITAL CORPORATION
By:    /s/ M. Grier Eliasek
    Name:    M. Grier Eliasek
    Title: President & Chief Operating
Officer
ATTEST:

By:    /s/ Kristin Van Dask
    Name:    Kristin Van Dask
    Title: Chief Financial Officer, Chief
Compliance Officer & Secretary